Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE DISTRIBUTION

Contact:	Brad Pedersen
CEO, President, and Director
Phone: 973-602-1001

BREEZE-EASTERN REPORTS FISCAL 2014 SECOND QUARTER

AND FIRST HALF RESULTS

Whippany, New Jersey – October 30, 2013 – Breeze-Eastern Corporation (NYSE MKT: BZC) today reported its fiscal 2014 second quarter and first six months financial results.

For the fiscal 2014 second quarter:

•	Net sales: $15.5 million versus $23.4 million for fiscal 2013 second quarter.

•	Net income/(loss): net (loss) of $(0.2) million, or $(0.02) per diluted share, versus net income of $2.0 million, or $0.21 per diluted share, for the same period last year.

•	Adjusted EBITDA, (as defined below in “Non-GAAP Financial Measures”): $0.1 million, versus $3.9 million in the second quarter of fiscal 2013.

•	Bookings: $21.8 million, versus $30.6 million in the fiscal 2013 second quarter. Backlog at September 30, 2013 was $117.9 million compared with $115.1 million at the beginning of the fiscal year. The book-to-bill ratio for the fiscal 2014 second quarter was 1.4 versus 1.3 in the fiscal 2013 second quarter.

•	Cash net of Debt: $3.5 million, versus $0.2 million a year ago and $6.7 million at the beginning of the fiscal year.

For the fiscal 2014 first six months:

•	Net sales: $35.0 million versus $37.8 million for the fiscal 2013 first six months.

•	Net income: net income of $1.2 million, or $0.12 per diluted share, versus net income of $1.2 million, or $0.13 per diluted share, for the same period last year. Excluding a non-recurring environmental benefit recorded in the fiscal 2014 first quarter, net income for the first six months would have been $0.4 million, or $0.04 per diluted share.

•	Adjusted EBITDA: $2.7 million versus $3.1 million in the fiscal 2013 first six months. Excluding the non-recurring benefit of the fiscal first quarter environmental reserve reduction, Adjusted EBITDA for the first six months would have been $1.5 million.

•	Bookings: $37.8 million versus $45.4 million in the fiscal 2013 first six months. The book-to-bill ratio for the fiscal 2014 first six months was 1.1 versus 1.2 in the first six months of fiscal 2013.

35 Melanie Lane • Whippany • New Jersey 07981

Tel: (973) 602-1001 • Fax: (973) 739-9333 • www.breeze-eastern.com

Breeze-Eastern Corporation – October 30, 2013 Fiscal 2014 Second Quarter Earnings Release	Page 2 of 5

Brad Pedersen, Chief Executive Officer and President, said, “Our fiscal second quarter sales were below expectations due to a number of factors. First, we did not receive one large international order expected in the second quarter, and we planned to begin delivering that product in the second quarter. Second, extended qualification testing of a new product delayed shipments we expected to make in the second quarter. Gross margins were lower due to the mix of products sold, and the lower sales volume worsened the gross margin impact on the bottom line. The recent U.S. Government shutdown had a negative impact on some planned new orders, and, as we mentioned in our last few press releases, we continue to face uncertain U.S. Government spending levels due to sequestration, and cannot predict this impact on fiscal 2014 sales and profitability.”

Mr. Pedersen continued, “In the fiscal first six months, we continued to make progress completing our major new product development projects. As a result, our engineering costs were $2.3 million, or 38%, below last year in the fiscal first six months. We believe our engineering investment in new product development will continue to be below last year, because we are presently performing product qualification activities for the A400M and CH-53K cargo winch development programs.”

Mark Mishler, Chief Financial Officer, said, “Our cash balance of $3.5 million is $3.3 million above a year ago; however, cash is $3.2 million below where we started the year due to higher inventory levels because we built inventory in anticipation of orders we expect to book and ship. We expect to reduce our inventory levels over the remainder of this fiscal year.”

*                    *                     *

The Company will conduct a conference call at 10:00 AM EDT on Wednesday, October 30, 2013 with the following numbers: (866) 318-8613 or (617) 399-5132 and passcode 81922707.

*                    *                     *

We are pleased to introduce a mobile phone and tablet friendly Investor Relations site. Visit http://phx.corporate-ir.net/Mobile.view?c=114678 from your mobile device or tablet for listen-only mode for the conference call.

*                    *                     *

Breeze-Eastern Corporation (http://www.breeze-eastern.com) is a leading global designer and manufacturer of high performance lifting and pulling devices for military and civilian aircraft, including rescue hoists, winches and cargo hooks, and weapons-lifting systems. The Company employs approximately 190 people at its facilities in Whippany, New Jersey.

Breeze-Eastern Corporation – October 30, 2013 Fiscal 2014 Second Quarter Earnings Release	Page 3 of 5

Non–GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with Accounting Principles generally accepted in the United States of America (“GAAP”), the Company also discloses Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, other income/expense, loss on debt extinguishment, and relocation expense). The Company presents Adjusted EBITDA because it considers it an important supplemental measure of performance. Measures similar to Adjusted EBITDA are widely used by the Company and by others in the Company’s industry to evaluate performance and valuation. The Company believes Adjusted EBITDA facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). The Company also presents Adjusted EBITDA because it believes it is frequently used by investors and other interested parties as a basis for evaluating performance.

Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Some of the limitations of Adjusted EBITDA are that (i) it does not reflect the Company’s cash expenditures for capital assets, (ii) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on the Company’s debt, and (iii) it does not reflect changes in, or cash requirements for, the Company’s working capital. Furthermore, other companies in the aerospace and defense industry may calculate these measures differently than the manner presented above. Accordingly, the Company focuses primarily on its GAAP results and uses Adjusted EBITDA only supplementally. A reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, for the three and six months ended September 30, 2013 is shown in the tables below.

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This news release contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: changes in business conditions, changes in applicable laws, rules and regulations affecting us in locations in which we conduct business, interest rate trends, a decline or redirection of the United States defense budget, the failure of Congress to approve a budget or continuing resolution, the termination of any contracts with the United States Government, changes in our sales strategy and product development plans, changes in the marketplace, developments in environmental proceedings that we are involved in, continued services of our executive management team, competitive pricing pressures, security breaches, market acceptance of our products under development, delays in the development of products, changes in spending allocation or the termination, postponement, or failure to fund one or more significant contracts by the United States Government or other customers, determination by us to dispose of or acquire additional assets, events impacting the United States and world financial markets and economies; and such other factors that may be identified from time to time in our Securities and Exchange Commission (“SEC”) filings and other public announcements including those specific risks disclosed under the caption “Risk Factors” in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended March 31, 2013, as filed with the SEC on June 6, 2013. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Readers are cautioned not to place undue reliance on our forward-looking statements, as they speak only as of the date made. Except as required by law, we assume no duty to update or revise our forward-looking statements.

Breeze-Eastern Corporation – October 30, 2013 Fiscal 2014 Second Quarter Earnings Release	Page 4 of 5

BREEZE-EASTERN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands of Dollars Except Share Data)

	Three Months Ended		Six Months Ended
	9/30/13	9/30/12	9/30/13	9/30/12

Net sales	$15,464	$23,421	$35,032	$37,834
Cost of sales	10,051	13,592	22,814	22,494

Gross profit	5,413	9,829	12,218	15,340

Selling, general, and administrative expenses	3,808	3,763	6,541	7,035
Engineering expense	1,910	2,511	3,729	5,980

Operating income (loss)	(305)	3,555	1,948	2,325

Interest expense	15	19	33	192
Other expense-net	30	21	51	46

Income (loss) before income taxes	(350)	3,515	1,864	2,087

Provision (benefit) for income taxes	(133)	1,476	708	876

Net income (loss)	$(217)	$2,039	$1,156	$1,211

Basic earnings (loss) per share:	$(0.02)	$0.21	$0.12	$0.13

Diluted earnings (loss) per share:	$(0.02)	$0.21	$0.12	$0.13

Weighted average basic shares	9,644,000	9,499,000	9,608,000	9,496,000
Weighted average diluted shares	9,644,000	9,540,000	9,705,000	9,549,000

BALANCE SHEET INFORMATION

(In Thousands of Dollars)

	9/30/13	3/31/13

Cash	$3,497	$6,688
Other current assets	46,039	42,008

Total current assets	49,536	48,696
Fixed assets – net	6,462	6,686
Other assets	17,391	18,031

Total assets	$73,389	$73,413

Current portion of long-term debt and short term borrowings	$—	$—
Other current liabilities	14,193	14,662

Total current liabilities	14,193	14,662
Long-term debt	—	—
Other non-current liabilities	14,011	15,679
Stockholders’ equity	45,185	43,072

Total liabilities and stockholders’ equity	$73,389	$73,413

Breeze-Eastern Corporation – October 30, 2013 Fiscal 2014 Second Quarter Earnings Release	Page 5 of 5

Reconciliation of Reported Income (Loss) to Adjusted EBITDA

(In Thousands of Dollars)

	Three Months Ended		Six Months Ended
	9/30/13	9/30/12	9/30/13	9/30/12

Net sales	$15,464	$23,421	$35,032	$37,834
Cost of sales	10,051	13,592	22,814	22,494

Gross profit	5,413	9,829	12,218	15,340

Selling, general and administrative expenses	3,808	3,763	6,541	7,035
Engineering expense	1,910	2,511	3,729	5,980

Operating income (loss)	(305)	3,555	1,948	2,325

Add back: Depreciation and amortization	360	382	749	746

Adjusted EBITDA	$55	$3,937	$2,697	$3,071

Net income (loss)	$(217)	$2,039	$1,156	$1,211
Provision (benefit)for income taxes	(133)	1,476	708	876
Depreciation and amortization	360	382	749	746
Interest expense	15	19	33	192
Other expense-net	30	21	51	46

Adjusted EBITDA	$55	$3,937	$2,697	$3,071

#####